UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2017

GROUPON, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35335 (Commission File Number)	27-0903295 (I.R.S. Employer Identification No.)

600 West Chicago Avenue, Suite 400 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)
312-334-1579
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

Groupon, Inc. (the “Company”) previously announced in the first quarter of 2016 that the parties in two pending shareholder derivative actions1 reached an agreement in principle to settle those cases (the “Derivative Litigation”). On January 23, 2017, the Company posted to its investor relations website (http://investor.groupon.com) a Notice of Proposed Settlement and Settlement Hearing (“Notice”) and Stipulation of Settlement in accordance with a January 9, 2017 court order preliminarily approving the proposed settlement of the Derivative Litigation. Accordingly, the settlement has received preliminary approval and, if finally approved by the court (subject to any appellate review), will fully resolve the Derivative Litigation. Pursuant to the terms of the settlement, the Company will implement certain corporate reforms. The parties have not yet reached an agreement regarding a reasonable plaintiffs’ attorneys’ fee award to be paid as part of the settlement. As set forth in the Notice, any objections to the settlement must be filed in writing with the court no later than March 8, 2017. A hearing is scheduled for April 5, 2017 to obtain final approval of the settlement.

Additional information concerning the terms of the proposed settlement and the hearing scheduled for April 5, 2017 can be found on the Company’s investor relations website and in the Notice, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:
	Exhibit No.	Description
	99.1	Notice of Proposed Settlement and Settlement Hearing

_____________________________
1 The two actions are Orrego and Kim v. Lefkofsky, et al (Case No. 12 CH 12420 consolidated with 12 CH 19431) pending before the Chancery Division of the Circuit Court of Cook County, Illinois and In re Groupon Derivative Litigation (Case No. 12-CV-5300) pending before the United States District Court for the Northern District of Illinois.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.

Dated: January 23, 2017	By:	/s/ Michael Randolfi
	Name:	Michael Randolfi
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Notice of Proposed Settlement and Settlement Hearing